Exhibit 10.32

HURON CONSULTING GROUP INC.

2012 OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

This PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into as of                     , 20     (the “Date of Grant”), by and between Huron Consulting Group Inc., a Delaware corporation (“Huron”), and you (the “Executive”). This Agreement is made per the Huron Consulting Group Inc. 2012 Omnibus Incentive Plan (the “Plan”). Per Section 23 below, the terms of the Plan are incorporated herein by reference. Any capitalized term not defined in this Agreement shall have the meaning given to it in the Plan.

BY ACCEPTING THE TERMS AND CONDITIONS OF THIS AGREEMENT, YOU ARE ALSO GRANTING TO HURON AN IRREVOCABLE PROXY TO VOTE THE SHARES OF RESTRICTED STOCK ISSUED HEREUNDER UNTIL THEY VEST. FOR MORE INFORMATION SEE THE IRREVOCABLE PROXY ATTACHED AS EXHIBIT A.

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has approved the grant of performance stock units pursuant to the Plan to Executive as set forth below (which award shall constitute the grant of a Full Value Award);

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.	Definitions. The following capitalized terms shall have the meaning specified:

(a)	“Alternative Agreement” shall mean an employment agreement, senior management agreement or other written agreement describing Executive’s terms of employment with the Company.

(b)	“Cause” shall mean the occurrence of any of the following events, as determined in the reasonable good faith judgment of Huron’s Chief Executive Officer (“CEO”): (i) the failure of Executive to perform his/her material duties; (ii) commission by Executive of an act or omission constituting a felony, fraud, moral turpitude, dishonesty with respect to the Company or that could reasonably be expected to adversely and materially affect the Company; (iii) the breach or nonperformance of any material terms of an Alternative Agreement; or (iv) the breach of any restrictive covenants contained in an Alternative Agreement.

(c)	“Company” means, collectively, Huron and its Affiliates.

(d)	“Earned PSUs” means the performance stock units that are earned in accordance with this Agreement, as described in Section 3 hereof.

(e)	“Good Reason” shall have the same meaning given in any applicable Alternative Agreement to which Executive is a party and, absent such definition of Good Reason, then it shall mean resignation by Executive as a result of Executive’s primary location of employment changing to a location greater than seventy-five (75) miles from Executive’s primary location of employment.

(f)	“Performance Period” is the period beginning on , 20 and ending on , 20 .

(g)	“Performance Termination” means termination of Executive’s employment by the Company after Executive’s job performance has been found unsatisfactory, in the reasonable and good faith judgment of the Company.

(h)	“Qualifying Termination” means Executive’s termination of employment with the Company: (i) by the Company other than for Cause and other than a Performance Termination, or (ii) by Executive for Good Reason. “Qualifying Termination” does not include Executive’s death or termination due to Executive being Disabled.

(i)	“Termination Date” means the date on which Executive’s employment with the Company terminates for any reason.

2.	Grant of Performance Stock Units. Huron hereby grants to Executive Performance Stock Units (“Target PSUs”), subject to the terms and conditions of this Agreement and the Plan. Executive shall have the ability to earn up to 100% of the Target PSUs. Executive may receive none of the Target PSUs or less than the full number of Target PSUs, contingent upon satisfaction of performance criteria during the Performance Period, as described in Exhibit B to this Agreement and subject to Section 3 below. Exhibit B is incorporated into and forms a part of this Agreement.

3.	Earning of Performance Stock Units. Performance Stock Units shall be deemed earned upon all of the following being met:

(a)	The Performance Period is complete;

(b)	Applicable performance criteria have been satisfied as set forth in Exhibit B;

(c)	Executive must be employed as of the last day of the Performance Period, subject to Section 5 below; and

(d)	The Committee has certified the performance criteria financial results.

4.	Issuance of Common Stock.

(a)	As soon as practicable following the last day of the Performance Period (but in no event later than , 20 ), Executive shall be issued one share of Common Stock (“Restricted Stock”) in settlement of each PSU earned in accordance with Section 3, (such number, the “Earned PSUs”), which shares of Restricted Stock shall be unvested unless and until they become Vested Shares. Once Vesting occurs in accordance with Section 5, the Restricted Stock becomes “Vested Shares”.

(b)	Executive’s grant details with respect to shares of Restricted Stock issued hereunder, including the number of shares granted, vesting schedule and expiration date, shall be reflected in Executive’s Morgan Stanley Smith Barney LLC stock account. Executive’s grant and record of share ownership shall be kept on the books of Huron until the restrictions on transfer have lapsed pursuant to the terms and conditions of this Agreement. Any Vested Shares may be evidenced by stock certificates, at the request of Executive, which certificates shall be registered in the name of Executive and delivered to Executive within five (5) days of such request.

5.	Vesting of Restricted Stock.

(a)	Subject to the terms and conditions of this Agreement and the Plan, and provided Executive’s Termination Date does not occur prior to the applicable Vesting Date, the Restricted Stock shall vest as follows:

	Vesting Date	Number of shares of Restricted Stock vested as of Vesting Date

(i)	, 20	One third of the total Restricted Stock, rounded down to the nearest whole share

(ii)	, 20	One third of the total Restricted Stock, rounded down to the nearest whole share

(iii)	, 20	The remaining Restricted Stock

(b)	Notwithstanding Section 5(a) above, in the event of termination of Executive’s employment with the Company on or prior to the end of the Performance Period, the following shall apply:

Type of Termination	Treatment

1. Qualifying Termination

As of                     , 20    , Executive will receive a pro-rated number of shares of Restricted Stock.

The prorated number equals the product of (a) the number of Earned PSUs per Section 3 multiplied by a fraction with (a) a numerator equal to the number of days worked in the Performance Period through the Termination Date and (b) a denominator equal to                     (i.e. the number of days between                     , 20     and                     , 20    ).

Vesting will not accelerate due a Qualifying Termination, and Executive’s shares will vest in accordance with Section 5(a).

2. Termination Due to Executive’s death or being Disabled

Executive shall earn the same number of PSUs based on satisfying the criteria outlined in Section 3 and in Exhibit B as if Executive had continued employment through the last day of the Performance Period.

The vesting date for all such earned PSUs and the associated Restricted Stock will be                     , 20    .

3. Any other termination	All PSUs forfeited. No shares of stock granted to Executive.

(c)	Notwithstanding Section 5(a) above, in the event of termination of Executive’s employment with the Company after the end of the Performance Period but prior to full vesting of the Restricted Stock, the following shall apply:

Type of Termination	Vesting Treatment

1. Qualifying Termination

As of each vesting date occurring after the Termination Date, Executive will vest in a pro rata portion of the Restricted Stock that would have vested on such date had Executive not terminated. Such pro rata amount shall be equal to the product of: (a) the number of shares of Restricted Stock that would have vested on such date if Executive had not terminated, multiplied by (b) a fraction, with a numerator equal to the number days from                     , 20     through the Termination Date and a denominator equal to the number of days from                     , 20     through the applicable vesting date.

Vesting will not accelerate due a Qualifying termination.

2. Termination due to Executive’s death or being Disabled	As of the Termination Date or , 20 , whichever is later, Executive will be fully vested in all Restricted Stock.

3. Any other termination	Forfeiture of any unvested shares.

6.	Restrictions on Transfer. Except by will or the laws of descent and distribution, Executive may not sell, assign, pledge, transfer, or otherwise dispose of Executive’s Target PSUs, Earned PSUs or shares of Restricted Stock or any rights under or with respect to the Target PSUs, Earned PSUs or shares of Restricted Stock. The rights of Executive with respect to the Target PSUs, Earned PSUs and shares of Restricted Stock shall not be subject to the claims of creditors of Executive other than the Company.

7.	Adjustment of Award. The number and type of shares awarded pursuant to this Agreement or subject to Target PSUs and Earned PSUs shall be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of Common Stock.

8.	Undertakings by Executive. Executive hereby agrees to take whatever additional actions and execute whatever additional documents the Committee may, in its discretion, deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on Executive pursuant to the express provisions of this Agreement and the Plan.

9.	Rights as a Stockholder. Executive shall not be a stockholder of Huron unless and until shares of Common Stock are issued in settlement of the Earned PSUs and are registered in Executive’s name in accordance with the terms of this Agreement. Huron shall hold in escrow all dividends, if any, that are paid with respect to the shares of Restricted Stock until all restrictions on such shares have lapsed. Executive agrees that the right to vote any shares of Restricted Stock which are not Vested Shares will be held by Huron and, accordingly, shall execute an irrevocable proxy in favor of Huron for all shares of Restricted Stock in the form supplied by Huron.

10.	Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited within the a United States Post Office, postage prepaid, addressed, as appropriate, to Huron at its principal offices, to Executive at Executive’s address as last known by Huron or, in either case, such other address as one party may designate in writing to the other.

11.	Securities Laws Requirements. Huron shall not be obligated to transfer any shares of Common Stock from Executive to another party if such transfer, in the opinion of counsel for Huron, would violate the Securities Act of 1933, as amended from time to time (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, Huron may require as a condition of transfer of any shares of Common Stock in settlement of Earned PSUs that Executive furnish a written representation that Executive is holding the shares for investment and not with a view to resale or distribution to the public.

12.	Protections Against Violations of Performance Stock Unit Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Target PSUs, Earned PSUs or shares of Restricted Stock by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the By-Laws of Huron, shall be valid and Huron will not transfer any of said shares of Restricted Stock on its books nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of Huron. Neither the Target PSUs nor the Earned PSUs constitute shares of Common Stock and Executive shall not, as a result of this Agreement, be a stockholder of Huron. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

13.

Taxes. The award hereunder and any payments or distributions pursuant to the award are subject to withholding of all applicable taxes. Executive understands that Executive (and not Huron or any of its Affiliates) shall be responsible for any tax obligations that may arise as a result of the transactions contemplated by this Agreement and shall pay to Huron the amount determined by Huron to be such tax obligation at the time such tax obligation arises. Executive agrees to indemnify and hold Huron harmless from any tax liabilities resulting from Executive’s receipt of stock under this Agreement. If Executive fails to make such payment, the number of shares of stock necessary to satisfy the tax obligations shall be withheld from any distribution or vesting of shares hereunder and shall be used to satisfy Executive’s withholding obligations. Without limiting the generality of the foregoing, Huron has the right, but is not obligated, to withhold any shares of Common Stock or cash to satisfy any applicable withholding taxes required by law, to the extent that Huron determines it is required to do so by law. Executive shall promptly notify Huron of any election made pursuant to Section 83(b) of the Code.

EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE’S SOLE RESPONSIBILITY AND NOT HURON’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, IN THE EVENT THAT EXECUTIVE DESIRES TO MAKE THE ELECTION.

14.	Legend. Huron’s Secretary shall, or shall instruct Huron’s transfer agent to, provide stop transfer instructions in Huron’s stock records to prevent any transfer of the shares of Restricted Stock for any purpose until the stock is vested. Any certificate that the Secretary or the transfer agent deems necessary to issue to represent shares of Restricted Stock shall, until all restrictions lapse and new certificates are issued, bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO REACQUISITION BY HURON CONSULTING GROUP INC. (“HURON”) UNDER THE TERMS OF THAT CERTAIN PERFORMANCE STOCK UNIT AGREEMENT BY AND BETWEEN HURON AND THE HOLDER OF THE SECURITIES. PRIOR TO VESTING OF OWNERSHIP IN THE SECURITIES, THEY MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES. COPIES OF THE ABOVE REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF HURON AT 550 WEST VAN BUREN STREET, CHICAGO, ILLINOIS 60607.

15.	Failure to Enforce Not a Waiver. The failure of Huron to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

16.	Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

17.	Amendment and Termination. Amendment or termination of the Plan is governed by Section 16 of the Plan.

18.	Administration. Subject to Section 5 of the Plan, the authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to the award hereunder and this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement are final and binding on all persons.

19.	Survival of Terms. This Agreement shall apply to and bind Executive and Huron and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

20.	Agreement Not a Contract for Services. None of the grant of Target PSUs, the determination of Earned PSUs or the issuance of shares of Restricted Stock or Vested Shares pursuant to this Agreement or any other action taken pursuant to this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that Executive has a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation or to any right or claim to any benefit under the Plan or this Agreement.

21.	Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

22.	Incorporation of Plan; Acknowledgement. The Plan is hereby incorporated herein by reference and made a part hereof and the Target PSUs, the Earned PSUs and the shares of Restricted Stock and this Agreement are subject to all terms and conditions of the Plan. In the event of any inconsistency between the Plan terms and conditions and this Agreement, the provisions of the Plan shall govern. By signing a copy of this Agreement, Executive acknowledges having received and read a copy of the Plan.

23.	Code Section 409A.

(a)	The Plan and the Awards granted hereunder are intended to be exempt from or comply with the requirements set forth in Code Section 409A, and any regulations and rulings thereunder, so as to avoid the imposition of excise taxes and other penalties under Code Section 409A. In the event that participation in the Plan would subject Executive to Code Section 409A excise taxes or penalties, the Company and Executive shall cooperate to amend the terms of the Award to avoid, insofar as possible, such Code Section 409A penalties while minimizing any material and adverse impact of any such amendment upon the economic, tax or accounting implications of the Plan to the Company. For purposes of the Plan, Executive’s termination of employment with the Company, whether voluntary or involuntary, shall be determined by the Committee in accordance with the requirements of Treasury Regulation Section 1.409A-1(h) which defines “separation from service. Executive’s right to receive installment payments pursuant to the terms of the Agreement shall be treated as a right to receive a series of separate and distinct payments. No action or failure by the Company in good faith to act pursuant to this Section 23 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A.

(b)

Notwithstanding any provision contained in this Agreement to the contrary, if (i) any payment hereunder is subject to Section 409A of the Code, (ii) such payment is to be paid on account of Executive’s separation from service or termination of employment (within the meaning of Section 409A of the Code) and

(iii) Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be delayed, if necessary, until the first day of the seventh month following Executive’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement).

EXHIBIT A

IRREVOCABLE PROXY

I hereby irrevocably authorize and empower Huron Consulting Group Inc. (the “Proxy”) to represent me with respect to any and all shares of Common Stock, other than Vested Shares, issued pursuant to the Performance Stock Unit Agreement by and between Huron Consulting Group Inc. (“Huron”) and me dated                     , 20     (the “Performance Stock Unit Agreement”), at any and all general meetings of the shareholders of Huron.

The Proxy is irrevocably authorized and empowered to receive, in my stead, any and all notices of and invitations to Huron’s general meetings, and to participate in all such general meetings; and the Proxy is authorized and empowered to vote all such shares of Common Stock, other than the Vested Shares, in such manner as the Proxy shall, in the Proxy’s sole discretion, deem to be in the best interests of Huron.

This proxy shall remain in full force and effect until the shares of Restricted Stock granted to me pursuant to the Performance Stock Unit Agreement have become Vested Shares in accordance with the terms of the Performance Stock Unit Agreement, unless otherwise determined by Huron.

DATE: Effective as of                     , 20

EXHIBIT B